                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)

                             APEX PC SOLUTIONS INC.
                    -----------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
                    -----------------------------------------
                         (Title of Class of Securities)

                                  037945102
                    -----------------------------------------
                                (CUSIP Number)

                              DECEMBER 31, 1998
                    -----------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)

     / /  Rule 13d-1(c)

     /X/  RULE 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 037945102               Schedule 13G                 Page 2 of 3 Pages

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   1. Names of Reporting Persons .........................................  STERLING CRUM

      I.R.S. Identification Numbers of Reporting Persons (entities only)..  [NOT APPLICABLE]
---------------------------------------------------------------------------------------------------
  #2. Check Appropriate Box if a Member of a Group:

      (a)  / /
      (b)  / /
---------------------------------------------------------------------------------------------------
   3. SEC Use Only
---------------------------------------------------------------------------------------------------
   4. Citizenship or Place of Organization ................................  U.S. CITIZEN
---------------------------------------------------------------------------------------------------
      Number of Shares Beneficially Owned by Each Reporting Person With:

       5.   Sole Voting Power .............................................  260,833 SHARES(1)
---------------------------------------------------------------------------------------------------
       6.   Shared Voting Power ...........................................      0
---------------------------------------------------------------------------------------------------
       7.   Sole Dispositive Power ........................................  260,833 SHARES(1)
---------------------------------------------------------------------------------------------------
       8.   Shared Dispositive Power ......................................      0
---------------------------------------------------------------------------------------------------
   9. Aggregate Amount Beneficially Owned by Each Reporting Person ........  260,833 SHARES(1)
---------------------------------------------------------------------------------------------------
 #10. Check Box if Aggregate Amount in Row "9" Excludes Certain Shares ....  / /
---------------------------------------------------------------------------------------------------
  11. Percent of Class Represented by Amount in Row "9" ...................  1.9%(2)
---------------------------------------------------------------------------------------------------
 #12. Type of Reporting Person ............................................  IN
---------------------------------------------------------------------------------------------------

  (1) OF THE SHARES REPRESENTED HEREUNDER 253,500 SHARES ARE HELD BY A REVOCABLE FAMILY TRUST FOR WHICH THE REPORTING PERSON IS SETTLOR AND TRUSTEE.

  (2) CALCULATED IN ACCORDANCE WITH EXCHANGE ACT RULE 13d-3 BASED ON 13,538,946 SHARES OF COMMON STOCK DEEMED OUTSTANDING (CONSISTING OF 13,531,613 SHARES OUTSTANDING AS OF THE CLOSE OF BUSINESS ON OCTOBER 31, 1998 (AS REFLECTED IN ISSUER'S FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 25, 1998) AND AN AGGREGATE OF 7,333 SHARES SUBJECT TO STOCK OPTIONS HELD BY THE REPORTING PERSON THAT ARE EXERCISABLE WITHIN 60 DAYS OF THE DATE HEREOF).

#See Instructions.

CUSIP NO. 037945102               Schedule 13G                 Page 3 of 3 Pages

ITEM 1.  (a)  Issuer ........................................................  APEX PC SOLUTIONS INC.

         (b)  Principal Executive Offices ...................................  20031 - 142nd AVE.
                                                                               WOODINVILLE, WASHINGTON 98072

ITEM 2.  (a)  Person Filing..................................................  STERLING CRUM

         (b)  Principal Business Office or, if none, Residence...............  C/O APEX PC SOLUTIONS INC.
                                                                               20031 - 142nd AVE.
                                                                               WOODINVILLE, WASHINGTON 98072

         (c)  Citizenship....................................................  U.S. CITIZEN

         (d)  Title of Class of Securities...................................  COMMON STOCK

         (e)  CUSIP Number...................................................  037945102

ITEM 3.  Ownership of Securities Identified in Item 1.

         (a)  Amount beneficially owned......................................  260,833(1)

         (b)  Percentage of class............................................  1.9%(2)

         (c)  Number of shares as to which such person filing has:

              (i)   sole power to vote or direct the vote....................  260,833(1)

              (ii)  shared power to vote or to direct the vote...............      0

              (iii) sole power to dispose of or direct disposition...........  260,833(1)

              (iv)  shared power to dispose of or direct disposition.........      0
        ----------------------------------------------------------------------------------------
         (1) [DUPLICATE FOOTNOTE(s) FROM PAGE 2]
         (2) [DUPLICATE FOOTNOTE(s) FROM PAGE 2]

ITEM 4.  Ownership of Five Percent or Less of Class. (if filing to report cessation of beneficial ownership of more than five percent of class, check box) ..................................................  /X/

ITEM 5.  Ownership of More than Five Percent of Class on Behalf of Another ..  [NOT APPLICABLE]

ITEM 6.  Identification and Classification of Subsidiary Which Acquired
         Security Being Reported on By Parent Holding Company ...............  [NOT APPLICABLE]

ITEM 7.  Identification and Classification of Members of Group ..............  [NOT APPLICABLE]

ITEM 8.  Notice of Dissolution of Group......................................  [NOT APPLICABLE]

ITEM 9.  Certification ......................................................  [NOT APPLICABLE]

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  FEBRUARY 9, 1999
                                        --------------------------------------
                                                       (Date)

                                      X           /s/ STERLING CRUM
                                        --------------------------------------
                                                    STERLING CRUM